Exhibit 10(h)(ii)
AMENDMENT NUMBER ONE
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2025 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee of L3Harris (the “Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Vice President, Global Benefits, Global Total Rewards) (the “Head of Global Benefits”); and

WHEREAS, the Head of Global Benefits desires to amend the Plan to change the manner of voting under the L3Harris Stock Fund with respect to allocated L3Harris Stock held therein with respect to which the Trustee or its agent do not receive instructions from participants and all unallocated L3Harris Stock held therein.

NOW, THEREFORE, BE IT RESOLVED, that effective as of the date hereof, the last sentence of Section 12.1 of the Plan hereby is amended to read as follows:

All L3Harris Stock held in the L3Harris Stock Fund represented by participating units credited to Accounts as to which the Trustee or its agent do not receive instructions as specified above, and all unallocated L3Harris Stock held in the L3Harris Stock Fund, shall be voted by the Trustee at the direction of an entity appointed by the Administrative Committee to serve as the independent fiduciary of the L3Harris Stock Fund as it relates to proxy voting.

APPROVED by the HEAD OF GLOBAL BENEFITS on this 12th day of February, 2025.

/s/ Allison Oncel
Allison Oncel
Vice President, Global Benefits, Global Total Rewards